UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 13, 2011

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 13, 2011 (the "Closing Date"), Oklahoma Gas and Electric Company ("OG&E") entered into a new unsecured five-year revolving credit facility. The new five-year revolving credit facility (the "New Facility") contains an option, which may be exercised up to two times, to extend the New Facility for an additional year.

OG&E's $400 million New Facility is with Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Mizuho Corporate Bank, Ltd., The Royal Bank of Scotland PLC, UBS Securities LLC, and Union Bank, N.A., as Co-Documentation Agents, and the several lenders thereto. The New Facility replaced OG&E's current $400 million Facility entered into on December 6, 2006, which was terminated on the Closing Date. OG&E's old facility was set to expire on December 6, 2012. Other than $2,225,510.32 of outstanding standby letters of credit, there were no borrowings outstanding under the replaced facility. The letters of credit were assumed under the New Facility upon the closing thereof. As of December 13, 2011, other than such letters of credit, there were no outstanding borrowings under the New Facility. The New Facility permits borrowings at interest rates equal to the eurodollar base rate (reserve adjusted, if applicable), plus a margin of 0.795% to 1.475%, or an alternate base rate, plus a margin of 0.0% to 0.475%. The New Facility has a facility fee that ranges from 0.08% to 0.275%. Interest rates and facility fees are based on OG&E's then-current senior unsecured credit ratings.

The New Facility is unsecured and, under certain circumstances, may be increased by up to $150 million. Advances under the facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default.

The New Facility provides for issuance of letters of credit, provided that (i) the aggregate outstanding credit exposure shall not exceed the amount of the New Facility and (ii) the aggregate outstanding stated amount of letters of credit issued under such facility shall not exceed $100 million. Advances may be used to refinance existing indebtedness and for general corporate purposes, including commercial paper liquidity support, distributions and acquisitions.

The New Facility has a financial covenant requiring that OG&E maintains a maximum debt to capitalization ratio of 65%, as defined in the New Facility. The New Facility also contains covenants which restrict OG&E and certain subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of liens and transactions with affiliates. The New Facility is subject to acceleration upon the occurrence of any default, including, among others, payment defaults on such facilities, breach of representations, warranties and covenants, acceleration of indebtedness (other than intercompany and non-recourse indebtedness) of $65 million or more in the aggregate, change of control (as defined in the New Facility), nonpayment of uninsured judgments in excess of $65 million, and the occurrence of certain ERISA and bankruptcy events, subject where applicable to specified cure periods.

For further information regarding the terms of the New Facility, OG&E's credit agreement is incorporated by reference herein as Exhibit 99.01.

Item 8.01 Other Events

As described in more detail in OG&E's Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended September 30, 2011, Oklahoma submitted for U.S. Environmental Protection

Agency ("EPA") approval a state implementation plan ("SIP") for regional haze.  On December 13, 2011, the EPA signed a final rule disapproving portions of the SIP issuing a Federal implementation plan ("FIP") that adopts sulfur dioxide ("SO2") emission limit for the four coal-fired units at the Sooner and Muskogee generating stations that can be met by either installing scrubbers or by fuel switching.  OG&E previously estimated that installing scrubbers on these units within the five year timeframe allowed by the FIP would cost OG&E more than $1.0 billion.  OG&E is reviewing the final rule.  The Oklahoma Attorney General has announced his intention to appeal the rule in Federal court.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01
Credit agreement dated as of December 13, 2011, by and between OG&E, the Lenders thereto, OG&E's $400 million New Facility is with Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Mizuho Corporate Bank, Ltd., The Royal Bank of Scotland PLC, UBS Securities LLC, and Union Bank, N.A., as Co-Documentation Agents (Filed as Exhibit 99.02 to OGE Energy Corp.'s Form 8-K filed December 19, 2011 (File No. 1-12579) and incorporated by reference herein)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

December 19, 2011